Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

OPENTV CORP.
(Exact name of registrant as specified in its charter)

British Virgin Islands (State or other jurisdiction of incorporation or organization)	98-0212376 (I.R.S. Employer Identification No.)
275 Sacramento Street
San Francisco, California 94111
(415) 962-5000
(Address and telephone number of principal executive offices)
OpenTV Corp. 2005 Incentive Plan
(Full title of the plan)

Copy to:
Scott M. Wornow, Esq. OpenTV Corp. 275 Sacramento Street San Francisco, California 94111 (415) 962-5000	Lee D. Charles, Esq. Baker Botts L.L.P. 30 Rockefeller Plaza New York, New York 10112 (212) 408-2500
(Name, address and telephone number of agent for service)
CALCULATION OF REGISTRATION FEE

Proposed
Title of Each Class		Maximum	Proposed Maximum
of Securities	Amount to be	Offering Price per	Aggregate Offering	Amount of
to be Registered	Registered(1)	Share (3)	Price(3)	Registration Fee
Class A ordinary shares (no par value)	6,000,000 (2)	$2.34	$14,040,000	$1,503

(1)	This registration statement shall also cover any additional OpenTV Class A ordinary shares which become issuable under the OpenTV Corp. 2005 Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of Registrant’s outstanding Class A ordinary shares.

(2)	Represents shares reserved for issuance upon exercise of options granted or to be granted under the OpenTV Corp. 2005 Incentive Plan.

(3)	The Proposed Maximum Offering Price per Share represents a weighted average of the following, estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act of 1933. With respect to 3,000 Class A ordinary shares subject to outstanding options granted under the OpenTV Corp. 2005 Incentive Plan, the Proposed Maximum Offering Price per Share is equal to the weighted average exercise price of $2.32 per share. With respect to 5,997,000 Class A ordinary shares available for future grant under the OpenTV Corp. 2005 Incentive plan, the Proposed Maximum Offering Price per Share was determined pursuant to Rule 457(c) under the Securities Act of 1933 to be equal to the average of the high and low prices reported on The NASDAQ Stock Market’s National Market on December 16, 2005, which average was $2.34.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Note: The document(s) containing the employee benefit plan information required by Item 1 of Part I of this Form and the statement of availability of registrant information and other information required by Item 2 of Part I of this Form will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428(a) of the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. OpenTV Corp. (“OpenTV” or the “Company”) will maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) under the Securities Act. Upon request, the Company will furnish to the Commission or its staff a copy or copies of all the documents included in such file.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, previously filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference.
     (a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Commission on March 16, 2005, as amended by the Form 10K/A filed with the Commission on October 18, 2005;
     (b) The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2005, June 30, 2005 and September 30, 2005, filed with the Commission on May 10, 2005, August 9, 2005 and November 7, 2005, respectively;
     (c) Current Reports on Form 8-K filed with the Commission on each of April 1, 2005, May 31, 2005 and September 9, 2005; and
     (d) The description of the Company’s Class A ordinary shares contained in the Company’s Registration Statement on Form F-1 (Registration Statement Number 333-89609) (the “F-1”) and any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).
     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     As permitted by British Virgin Islands law, OpenTV’s articles of association provide that OpenTV may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who: (i) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of OpenTV; or (ii) is or was, at the request of OpenTV, serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise; provided, however, that such person acted honestly and in good faith with a view to the best interests of OpenTV and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. OpenTV’s articles of association also provide that if a person to be indemnified has been successful in defense of any proceedings referred to in the preceding sentence, the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings. OpenTV may purchase and maintain insurance in relation to any person who is or was a director, an officer, or a liquidator of OpenTV, or who at the request of OpenTV is or was serving as a director, an officer or a liquidator, or in any capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity. OpenTV has purchased an insurance policy covering OpenTV’s and its subsidiaries’ directors and officers.
     OpenTV’s articles of association provide that, to the fullest extent of the law, no director shall be personally liable to OpenTV or OpenTV’s stockholders for or with respect to any acts or omissions in the performance of his duties as a director of OpenTV.
     OpenTV has entered into indemnification agreements with certain of its officers and directors. Pursuant to each such indemnification agreement, OpenTV has agreed, subject to certain limitations for, among other things, a breach of such officer’s or director’s duty of loyalty to OpenTV, to hold harmless and indemnify the officer or director, to the fullest extent authorized or permitted by the provisions of OpenTV’s memorandum of association and articles of association and the laws of the British Virgin Islands, in connection with actions taken in the officer’s or director’s official capacity as a director, officer, employee or other agent of OpenTV, or in connection with actions taken in the officer’s or director’s official capacity while serving at the request of OpenTV as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. OpenTV will, prior to the full disposition of any proceeding, advance all expenses incurred by the officer or director in connection with such proceeding, upon a request by such officer or director and the receipt by OpenTV of an undertaking by or on behalf of such officer or director to repay such amounts if it is ultimately determined that the officer or director is not entitled to be indemnified.

Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.

Exhibit No.	Description
4.1	Specimen Certificate for Class A ordinary shares of OpenTV Corp. (incorporated by reference to Exhibit 4.1 to the F-1).

4.2	OpenTV Corp. 2005 Incentive Plan (incorporated by reference to Annex A to Schedule 14A of OpenTV Corp., as filed with the Securities and Exchange Commission on October 14, 2005).

4.3*	Form of Incentive Stock Option Agreement

4.4*	Form of Non-Qualified Stock Option Agreement

4.5*	Form of Independent Director Stock Option Agreement

5.1*	Opinion of Harney Westwood & Riegels as to the legality of the securities being registered.

23.2*	Consent of Independent Registered Public Accounting Firm.

23.3*	Consent of Harney Westwood & Riegels (included in Exhibit 5.1).

24.1*	Power of Attorney (included on pages II-8).

*	Filed herewith.
Item 9. Undertakings.
     (a) The Company hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13(a) or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The Company hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the issuer’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering hereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of San Francisco, State of California, on December 21, 2005.

OPENTV CORP.
By:	/s/ James A. Chiddix
Name:	James A. Chiddix
Title:	Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Scott M. Wornow, Esq. his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons (which persons constitute a majority of the Board of Directors) in the capacities and on the dates indicated:

Name	Title	Date

/s/ James A. Chiddix James A. Chiddix	Chief Executive Officer (Principal Executive Officer) and Director	December 13, 2005

/s/ Shum Mukherjee Shum Mukherjee	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 13, 2005

/s/ Robert R. Bennett Robert R. Bennett	Director	December 13, 2005

/s/ J. Timothy Bryan J. Timothy Bryan	Director	December 13, 2005

/s/ Jerry Machovina Jerry Machovina	Director	December 13, 2005

/s/ J. David Wargo J. David Wargo	Director	December 13, 2005

/s/ Anthony G. Werner Anthony G. Werner	Director	December 13, 2005

/s/ Michael Zeisser Michael Zeisser	Director	December 13, 2005

Exhibit Index

Exhibit No.	Description
4.1	Specimen Certificate for Class A ordinary shares of OpenTV Corp. (incorporated by reference to Exhibit 4.1 to the F-1).

4.2	OpenTV Corp. 2005 Incentive Plan (incorporated by reference to Annex A to Schedule 14A of OpenTV Corp., as filed with the Securities and Exchange Commission on October 14, 2005).

4.3*	Form of Incentive Stock Option Agreement

4.4*	Form of Non-Qualified Stock Option Agreement

4.5*	Form of Independent Director Stock Option Agreement

5.1*	Opinion of Harney Westwood & Riegels as to the legality of the securities being registered.

23.2*	Consent of Independent Registered Public Accounting Firm.

23.3*	Consent of Harney Westwood & Riegels (included in Exhibit 5.1).

24.1*	Power of Attorney (included on pages II-8).

*	Filed herewith.